EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan of Wild Oats Markets, Inc. of our reports dated February 28, 2006, with respect to the consolidated financial statements of Wild Oats Markets, Inc. included in its annual report (Form 10K) for the year ended December 31, 2005, Wild Oats Markets, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wild Oats Markets, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
May 11, 2006